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Exhibit 23.2


            Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-04835 and 333-64998 on Form S-3 of Alaska Airlines, Inc. of our report dated February 27, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the change in the method of accounting for goodwill, discussed in Note 15 to the financial statements), appearing in this Annual Report on Form 10-K of Alaska Airlines, Inc. for the year ended December 31, 2004.

/s/ Deloitte & Touche LLP

Seattle, Washington
February 22, 2005